CAPITAL MANAGEMENT INVESTMENT TRUST
THIRD AMENDMENT TO THE CUSTODY AGREEMENT

THIS THIRD AMENDMENT, dated as of the 25th day of November, 2014, to the Custody Agreement dated as of May 15, 2008, as amended October 6, 2008 and December 1, 2010 (the "Agreement"), is entered into by and between CAPITAL MANAGEMENT INVESTMENT TRUST, a Massachusetts business trust (the “Trust”), and U.S. BANK, N.A., a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Custody Agreement; and

WHEREAS, the Trust and the Custodian desire to add the Wellington Shields All-Cap Fund to the Agreement; and

WHEREAS, Article XIV, Section 14.2 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit C of the Agreement is hereby superseded and replaced with Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

CAPITAL MANAGEMENT INVESTMENT TRUST		U.S. BANK, N.A.

By:	/s/ David V. Shields	By:	/s/ Michael R. McVoy

Name:	David V. Shields	Name:	Michael R. McVoy

Title:	Trustee	Title:	Senior Vice President

Amended Exhibit C

to the Custody Agreement - Capital Management Investment Trust

Fund Names

Separate Series of Capital Management Investment Trust

Name of Series
Capital Management Mid-Cap Fund
Capital Management Small-Cap Fund
Wellington Shields All-Cap Fund

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